EXHIBIT 99.1

NEWS RELEASE
For more information, contact:

Paul D. Borja
Chief Financial Officer
Bradley T. Howes
Investor Relations Officer
(248) 312-2000

Flagstar Reports Third Quarter Net Income of $79.7 million

Second consecutive quarter of profitability driven by record gain on sale income and mortgage originations
Flagstar continuing to strengthen balance sheet and reduce overall risk profile

TROY, Mich. (October 23, 2012) - Flagstar Bancorp, Inc. (NYSE:FBC) (the "Company"), the holding company for Flagstar Bank, FSB (the "Bank"), today announced the second consecutive quarter of profitability, reporting third quarter 2012 net income applicable to common stockholders of $79.7 million, or $1.36 per share (diluted), as compared to a third quarter 2011 net loss of $(14.2) million, or $(0.26) per share (diluted). For the second quarter 2012, net income was $86.0 million, or $1.47 per share (diluted). All per share amounts and share counts have been adjusted to reflect the one-for-ten reverse stock split which began trading on October 11, 2012 following receipt of stockholder approval at the Company's annual meeting of stockholders.

"Our financial results for the quarter demonstrate Flagstar's commitment to and continued success in achieving growth and profitability," said Joseph P. Campanelli, Flagstar's Chief Executive Officer. "Although we are pleased with our second straight quarter of profitable results, including the record revenue and increased market share achieved by our mortgage banking franchise, we recognize that significant work remains to address Flagstar's legacy issues. Accordingly, we have added significant reserves and taken actions to strengthen the balance sheet against various legacy exposures, including loan repurchases from the GSEs and claims arising out of our 2005 and 2006 securitizations. In addition, we have reduced our overall risk profile by disposing of riskier legacy assets and prepaying long-term FHLB advances during the quarter."

Michael J. Tierney, Flagstar's President, added, "We remain committed to reducing risk across the organization, and believe the actions completed during the quarter help position Flagstar for continued profitability and a more predictable and stable stream of earnings. Over the past several years, we have emphasized capital and liquidity management, and continued to aggressively pursue strategies to reduce legacy assets, achieving significant improvements in both consumer and commercial delinquent loans. Our improving results and strengthened financial position are a testament to the job that Joe Campanelli has done, and we thank him for all that he helped Flagstar accomplish during his tenure here. Our team at Flagstar looks forward to building on a strong foundation to deliver enhanced value to all of our stakeholders."

Third Quarter 2012 Highlights

•	Delivered net income to common stockholders of $79.7 million, or $1.36 per diluted share.

•
Recorded gain on loan sale income of $334.4 million, an increase of 57.3 percent, reflecting a margin of 2.42 percent, as compared to $212.7 million, reflecting a margin of 1.66 percent, in the prior quarter.

•	Originated mortgage loans totaling $14.5 billion, an increase of 15.7 percent, as compared to $12.5 billion in the prior quarter.

•	Incurred total credit-related costs of $189.7 million, an increase of 48.7 percent, as compared to $127.6 million in the prior quarter.

•
Increased Tier 1 capital ratio (to adjusted total assets) to 9.31 percent and total risk-based capital ratio (to risk-weighted assets) to 17.58 percent, while non-performing assets as a percentage of Tier 1 capital plus allowance for loan losses improved to 30.8 percent, as compared to 34.0 percent in the prior quarter (see see non-GAAP reconciliation).

•	Improved overall credit quality:

◦	Total past due loans (i.e., 30 days or more past due) decreased by 6.3 percent from the prior quarter.

◦	Consumer non-performing loans (i.e., 90 days or more past due) improved for the third consecutive quarter, with a 5.8 percent decline from the prior quarter.

◦	Commercial non-performing loans decreased by 11.2 percent from the prior quarter.

◦	Ratio of non-performing assets to total assets improved to 3.48 percent, as compared to 3.75 percent in the prior quarter.

•	Strengthened balance sheet:

◦	Allowance for loans losses increased by $18.0 million, or 6.3 percent, from the prior quarter.

◦	Representation and warranty reserve increased by $41.0 million, or 25.5 percent, from the prior quarter.

•	Other key items during the quarter:

◦	Increase of $40.0 million in litigation reserves for assessment of overall exposure from pending and threatened litigation

◦	$15.2 million loss on extinguishment of debt from the prepayment of $500.0 million in long-term Federal Home Loan Bank ("FHLB") advances.

◦	Recognition of a $19.9 million tax benefit realized upon the sale of the remaining $210.9 million in non-agency collateralized mortgage obligation securities.

Third quarter 2012 net income of $1.36 per share (diluted) was based on average shares outstanding of 56,233,165, as compared to a second quarter 2012 net income of $1.47 per share (diluted) based on average shares outstanding of 56,182,130 and a third quarter 2011 net loss of $(0.26) per share (diluted) based on average shares outstanding of 55,448,945.

Results for the Nine Months Ended September 30, 2012

For the nine months ended September 30, 2012, net income applicable to common stockholders totaled $156.9 million, or $2.61 per share (diluted), as compared to a net loss of $(120.8) million, or $(2.18) per share (diluted) during nine months ended September 30, 2011.

For the nine months ended September 30, 2012, the net income of $2.61 per share (diluted) was based on average shares outstanding of 56,083,757, as compared to the net loss of $(2.18) per share (diluted) based on average shares of 55,400,025 during the nine months ended September 30, 2011.

Net Interest Income

Third quarter 2012 net interest income decreased to $73.1 million, as compared to $75.5 million for the second quarter 2012. Net interest margin for the Bank also compressed to 2.21 percent, as compared to 2.37 percent for the second quarter 2012, driven by a decrease in average yields on interest-earning assets.

Interest income decreased by $3.2 million from the prior quarter, driven primarily by lower yields and lower average balances of residential first mortgage loans held-for-investment and investment securities available-for-sale. Third quarter 2012 average yield on interest-earnings assets was 3.54 percent, as compared to 3.80 percent for the second quarter 2012. The decrease in yield was partially offset by increases in the balances of residential first mortgage loans available-for-sale and warehouse loans, both driven by increased mortgage originations during the quarter, and an increase in the average balance of interest-earning deposits primarily due to on-going strategic initiatives to increase liquidity levels. Total average interest-earning assets increased to $13.5 billion in the third quarter 2012, as compared to $12.9 billion for the second quarter 2012.

The Company's average cost of funds for the third quarter 2012 was 1.73 percent, relatively unchanged from the prior quarter of 1.72 percent. The average cost of deposits declined during the third quarter 2012 to 1.02 percent, as compared to 1.07 percent during the second quarter 2012. The decrease in the average cost of deposits was offset by an increase in the average cost of FHLB advances, as the Company prepaid such advances which carried lower average rates than the remaining FHLB advances.

Non-interest Income

Third quarter 2012 non-interest income increased to $273.7 million, as compared to $240.3 million for the second quarter 2012. Excluding the provision related to the representation and warranty reserve (discussed in Credit-Related Costs and Asset Quality below), non-interest income increased to $398.2 million for the third quarter 2012, as compared to $286.4 million for the second quarter 2012. This increase was primarily driven by an increase in net gain on loan sales.

Third quarter 2012 net gain on loan sales increased to $334.4 million, as compared to $212.7 million for the second quarter 2012. This $121.7 increase was driven by increases in both residential first mortgage rate lock commitments and sales of residential first mortgage loans, as well as an increase in gain on loan sale margin. In late 2011, the Company executed a number of mortgage banking initiatives designed to leverage vast distribution and longstanding customer relationships, intended to grow wholesale customer relationships and increase mortgage market share. Specifically, the Company added staff to facilitate loan growth, including reworking process flows for improved efficiency, as well as increasing underwriting and fulfillment staffing levels, while simultaneously implementing more robust quality control measures. As a result of these initiatives and the continued dislocation in the mortgage market space, the Company has been able to gain market share as it continues its emphasis as a top national mortgage lender.

Gain on loan sale margin is calculated based on residential first mortgage rate lock commitments and actual sales of residential first mortgage loans, and is net of sales expenses, hedging costs and provisions related to the representation and warranty reserve (i.e., the portion of the reserve established at the time of sale). Gain on loan sale margin increased to 2.42 percent for the third quarter 2012, as compared to 1.66 percent for the second quarter 2012. The increase from prior quarter was driven by a continuing increase in residential mortgage volume to near record levels, which drove a corresponding increase in margin as the Company manages to its production capacity and targeted service levels.

Residential first mortgage rate lock commitments increased to $18.1 billion for the third quarter 2012, as compared to $17.5 billion for the second quarter 2012. Loan sales of residential first mortgage loans also increased for the third quarter 2012 to $13.9 billion, as compared to $12.8 billion for the second quarter 2012.

Mortgage loan originations, which are principally comprised of agency-eligible residential first mortgage loans, increased to $14.5 billion for the third quarter 2012, as compared to $12.5 billion for the second quarter 2012.

Net gain on securities available-for-sale was $2.6 million for the third quarter 2012, reflecting the gain from the sale of the Company's remaining non-agency collateralized mortgage obligations and seasoned agency securities completed during the quarter. As a result of the sale of these securities, the Company also recognized $19.9 million of tax benefit representing the recognition of the residual tax effect associated with previously unrealized losses on these securities recorded in other comprehensive income. At September 30, 2012, the Company had net deferred tax assets of $309.1 million, as compared to $348.2 at June 30, 2012, which have been entirely offset by a valuation allowance.

Net servicing revenue, which is the combination of net loan administration income (including the off-balance sheet hedges of mortgage servicing rights) and the gain (loss) on trading securities (i.e., the on-balance sheet hedges of mortgage servicing rights), decreased to $11.3 million for the third quarter 2012, as compared to $28.7 million for the third quarter 2012. This decrease from the prior quarter reflects the decline in the fair value of the mortgage servicing rights as prepayment speeds increased due to increased refinance volumes driven by lower levels of market interest rates during the third quarter, as well as a decline in overall hedge performance associated with an increase in volatility in the mortgage, swap and treasury markets.

Credit-Related Costs and Asset Quality

For the third quarter 2012, total credit-related costs increased to $189.7 million, as compared to $127.6 million for the second quarter 2012 (see non-GAAP reconciliation). The increase from prior quarter was driven primarily by an increase in the representation and warranty reserve due to an increase in forecasted demands from the government sponsored entities ("GSEs") and an increase in the allowance for loan losses, despite an improvement in overall delinquent loan trends from the prior quarter.

The Company maintains a representation and warranty reserve on the balance sheet, which reflects an estimate of probable losses that may occur on both loans that have been sold or securitized into the secondary market and those currently in the repurchase pipeline, primarily to the GSEs. At September 30, 2012, the representation and warranty reserve was $202.0 million, a 25.5 percent increase as compared to $161.0 million at June 30, 2012. Provisions related to the representation and warranty reserve were $124.5 million for the third quarter 2012, as compared to $46.0 million for the second quarter 2012. The increase from the prior quarter reflects both the $41.0 million increase in the representation and warranty reserve and a $57.3 million increase in net charge-offs of loan repurchases.

The increase in representation and warranty reserve from prior quarter reflects two major components. First, recent changes in behavior by and enhanced transparency from the GSEs, primarily related to loans originated prior to 2009 (i.e., pre-2009 vintages), caused an increase in forecasted demands. Second, during the third quarter 2012 the Company made a number of enhancements to the repurchase operations, including installing new leadership, adding full time employees and increasing processing capacity. Part of the Company's enhancements included a significant effort during the third quarter 2012 to reduce the size and improve the aging of the current repurchase demand pipeline. As a result of these efforts, net-charge offs of loans repurchases increased significantly from the prior quarter, which had a negative impact on the Company's loss rates in the model, driving an increase in reserves.

The Company also experienced several encouraging trends during the third quarter 2012, including a 35 percent decrease in GSE repurchase audit file review requests from the prior quarter, a 26 percent decrease in new GSE repurchase demands from the prior quarter, and a $44.2 million decrease from the prior quarter in the total repurchase pipeline.

At September 30, 2012, the allowance for loan losses increased to $305.0 million, as compared to $287.0 million at June 30, 2012. The increase from the prior quarter was, in part, attributable to an increase in the consumer allowance for loan losses, reflecting management's view of probable losses on loan characteristics of performing consumer loans, specifically interest-only and adjustable rate mortgages. The increase from prior quarter was also driven by an increase in allowance for loan losses to reflect management's view of higher probable losses within the portfolio of troubled debt restructurings ("TDRs"). Commercial allowance for loan losses decreased from the prior quarter due to a decline in both the overall balance and level of non-performing loans in the legacy commercial real estate loan portfolio.

At September 30, 2012, the ratio of the allowance for loan losses to loans held-for-investment increased to 4.7 percent and the ratio of the allowance for loan losses to non-performing loans held-for-investment increased to 76.5 percent, as compared to 4.4 percent and 66.5 percent, respectively, at June 30, 2012.

The provision for loan losses in the third quarter 2012 decreased to $52.6 million, as compared to $58.4 million for the second quarter 2012. The decrease in third quarter 2012 provision for loan losses is primarily attributable to a decrease in net charge-offs from the prior quarter.

Total non-performing loans decreased to $398.9 million at September 30, 2012, as compared to $431.6 million at June 30, 2012. The decrease from the prior quarter was driven by decreases in both non-performing residential first mortgage and commercial real estate loans. The Company believes that the decline in non-performing residential first mortgage loans was driven by gradually improving economic conditions and effective risk mitigation activities. The decrease in non-performing commercial real estate loans was driven by pay-offs, dispositions, transfers to repossessed assets and net charge-offs.

Total past due loans (i.e., 30 day or more past due) also decreased to $489.6 million at September 30, 2012, as compared to $522.5 million at June 30, 2012, primarily driven by decreases in both consumer and commercial non-performing loans.

Asset resolution expense, which includes expenses associated with foreclosed properties (including the foreclosure claims in process with respect to government insured loans for which the Bank files claims with the U.S. Department of Housing and Urban Development) decreased to $12.5 million for the third quarter 2012, as compared to $20.9 million for the second quarter 2012. During the quarter, the Company participated in a HUD-coordinated market auction of loans repurchased with government guarantees, and which would involve a conveyance in an accelerated fashion of $302.4 million ($127.7 million received during third quarter 2012 with the remainder expected to be received during fourth quarter 2012) of such loans at par value. As a result, the Company recognized a reduction in otherwise expected curtailments of debenture interest income, which resulted in a benefit of $7.8 million that was applied against asset resolution expense during the third quarter 2012.
Non-interest Expense

Third quarter 2012 non-interest expense increased to $233.5 million, as compared to $169.5 million for the second quarter 2012. Excluding asset resolution expense (discussed in Credit-Related Costs and Asset Quality above), non-interest expense increased to $221.0 million for the third quarter 2012, as compared to $148.6 million for the second quarter 2012. The 37.8 percent increase in non-interest expense from the prior quarter reflects increases in general and administrative expenses and a $15.2 million loss on extinguishment of debt relating to the prepayment of FHLB advances.

The efficiency ratio, as adjusted to exclude credit-related costs, was 46.9 percent for the third quarter 2012, as compared to 41.2 percent for the second quarter 2012 (see non-GAAP reconciliation).

Compensation and benefits increased slightly to $67.4 million for the third quarter 2012, as compared to $65.4 million for the second quarter 2012. Commission expense also increased to $19.9 million for the third quarter 2012, as compared to $17.8 million for the second quarter 2012, driven by a 15.7 percent increase in mortgage loan originations during the quarter.

Warrant expense for the third quarter 2012 was $1.5 million, as compared to income of $(0.6) million for the second quarter 2012. The increase in expense reflects the increase in the market price of the Company's common stock since the end of the second quarter 2012, and therefore the corresponding increase in outstanding warrant liability.

General and administrative expense increased to $83.5 million for the third quarter 2012, as compared to $34.8 million for the second quarter 2012. The increase from prior quarter primarily reflects the Company's assessment of overall exposure from pending and threatened litigation, and a resulting $40.0 million increase in the reserve for such matters.

Capital

The Bank was considered "well-capitalized" for regulatory purposes at September 30, 2012, and had regulatory capital ratios of 9.31 percent for the Tier 1 capital ratio (to adjusted total assets) and 17.58 percent for the total risk-based capital ratio (to risk-weighted assets). At September 30, 2012, the Company had a Tier 1 common capital ratio (to risk-weighted assets) of 10.32 percent and an equity-to-assets ratio of 8.39 percent.

Balance Sheet and Funding

Total assets at September 30, 2012 were $14.9 billion, as compared to $14.4 billion at June 30, 2012. The increase from the prior quarter was primarily the result of a $792.5 million increase in loans held-for-sale due to higher mortgage loan originations during the quarter, partially offset by a $225.9 million decrease in investment securities available-for-sale relating to the sale of non-agency collateralized mortgage obligations.

Loans are primarily funded with deposits obtained through branches in Michigan and from public units, as well as from deposits obtained in prior years from investment banking firms and not yet matured. Funds are also obtained through loan repayments and sales of loans and securities in the ordinary course of business, advances from the FHLB in varying maturities depending on current needs, customer escrow accounts and security repurchase agreements. Several of these sources are relied upon at different times to address daily and forecasted liquidity needs for operational requirements and policy levels while managing overall net interest costs and interest rate risk.

Total deposits were $9.5 billion at September 30, 2012, an increase of $566.3 million as compared to June 30, 2012, more than offsetting the prepayment of FHLB advances. The mix of retail deposits shifted from savings accounts to certificates of deposit, as consumers generally sought higher yields in reaction to a prolonged low interest rate environment.

During the third quarter 2012, the Company entered into a three-year agreement with the University of Michigan to become an official sponsor of the university's athletic program. The Company believes that this agreement, along with other advertising efforts, should increase brand awareness in Michigan, thus helping to generate additional core deposits in the state, and contributing towards funding needed to support its planned loan growth.

At September 30, 2012, the Bank had approximately $1.0 billion of cash on hand and interest-earning deposits, as compared to $1.3 billion at June 30, 2012. The Bank also maintains a line of credit with the FHLB under which borrowings are collateralized by residential first mortgage loans and other assets of the Bank. At September 30, 2012, the Bank had outstanding long-term borrowings from the FHLB of $2.9 billion, as compared to $3.4 billion at June 30, 2012. This was a result of the Bank's prepayment of $500.0 million of long-term advances during the third quarter 2012, at a cost of $15.2 million. The Bank prepaid the advances as part of its ongoing balance sheet management strategies to shift funding sources from borrowings to deposits and to help generate stronger net interest margin going forward with its super-community bank model. At September 30, 2012, the Bank had an additional $1.2 billion of collateralized borrowing capacity available at the FHLB.

Recent Developments

On October 1, 2012, the Company announced that its and the Bank's respective Boards of Directors appointed Michael J. Tierney to serve as President of the Company and the Bank, effective immediately, and as Chief

Executive Officer of each entity, effective November 1, 2012, in each case subject to receipt of regulatory non-objection. Such non-objection has since been received from both the Bank's and Company's regulators. Upon becoming CEO, Mr. Tierney will join the Company's Board of Directors. The Company also announced that John D. Lewis, Managing Director of Donnelly Penman & Partners and former Vice Chairman of Comerica Bank, has been appointed a director of the Company and the Bank and will serve as Non-Executive Chairman of their respective Boards of Directors, in each case subject to receipt of regulatory non-objection.

On October 23, 2012, the Bank entered into a consent order (the "Consent Order") with the Office of the Comptroller of the Currency (the “OCC”). The Consent Order reflects matters identified by the OCC during supervisory examinations of the Bank conducted mainly in the fourth quarter of 2011 and the first quarter of 2012. Regulatory supervision of the Bank transitioned from the Office of Thrift Supervision (the “OTS”) to the OCC, which under the Dodd-Frank Act became the Bank's primary regulator in July 2011. The Consent Order replaces a previous OTS enforcement action. More details will be provided on Form 8-K, which the Company intends to file on October 23, 2012.

Earnings Conference Call

As previously announced, the Company's quarterly earnings conference call will be held on Wednesday, October 24, 2012 from 11 a.m. until Noon (Eastern).

Questions may be asked during the conference call or by emailing questions in advance to investors@flagstar.com

To join the call, please dial (800) 533-7954 toll free or (785) 830-1924, and use passcode: 2703194. Please call at least 10 minutes before the call is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820, using passcode: 2703194.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com. It will be archived on that site and will be available for replay and download. A slide presentation to accompany the conference call will also be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is the holding company for Flagstar Bank, a full-service financial institution offering a range of products and services to consumers, businesses, and homeowners. With $14.9 billion in total assets at September 30, 2012, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of September 30, 2012, Flagstar operated 111 branches in Michigan, 31 home loan centers in 14 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar originates loans nationwide and is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as "anticipates," "intends," "plans," "seeks," "believes," "expects", "estimates," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company's results of operations, current expectations, plans or forecasts of core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company's business plan and growth strategies, and other similar matters. Although we believe that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, we cannot give you any assurance that our expectations will in fact occur or that actual results will not differ materially from those expressed or implied by such forward-looking statements. We caution you not to place undue reliance on any forward-looking statement and to consider all of the following uncertainties and risks, as well as those more fully discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Forms 10-K and 10-Q: volatile interest rates that impact, among other things, the mortgage banking business, our ability to originate loans and sell assets at a profit, prepayment speeds and our cost of funds; changes in regulatory capital requirements or an inability to achieve or maintain desired capital ratios; actions of mortgage loan purchasers, guarantors and insurers regarding repurchases and indemnity demands and uncertainty related to foreclosure procedures; uncertainty regarding pending and threatened litigation; our ability to control credit related costs and forecast the adequacy of reserves; and the imposition of regulatory enforcement actions against us; and our compliance with the Consent Order. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(In thousands, except share data)

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
Assets	(Unaudited)	(Unaudited)		(Unaudited)
Cash and cash items	$53,883	$71,184	$49,715	$63,288
Interest-earning deposits	949,514	1,199,205	681,343	839,510
Cash and cash equivalents	1,003,397	1,270,389	731,058	902,798
Securities classified as trading	170,073	169,834	313,383	312,766
Securities classified as available-for-sale	198,861	424,765	481,352	521,259
Loans held-for-sale	3,251,936	2,459,482	1,800,885	2,080,926
Loans repurchased with government guarantees	1,931,163	1,999,110	1,899,267	1,745,974
Loans held-for-investment	6,552,399	6,550,257	7,038,587	6,821,737
Less: allowance for loan losses	(305,000)	(287,000)	(318,000)	(282,000)
Loans held-for-investment, net	6,247,399	6,263,257	6,720,587	6,539,737
Total interest-earning assets	12,748,946	12,515,653	11,896,817	12,040,172
Accrued interest receivable	106,458	103,985	105,200	100,442
Repossessed assets, net	119,468	107,235	114,715	113,365
Federal Home Loan Bank stock	301,737	301,737	301,737	301,737
Premises and equipment, net	211,981	209,126	203,578	250,674
Mortgage servicing rights	686,799	638,865	510,475	437,338
Other assets	669,950	420,661	455,236	427,013
Total assets	$14,899,222	$14,368,446	$13,637,473	$13,734,029
Liabilities and Stockholders' Equity
Deposits	$9,489,169	$8,922,847	$7,689,988	$8,128,258
Federal Home Loan Bank advances	3,088,000	3,400,000	3,953,000	3,615,000
Long-term debt	248,560	248,585	248,585	248,585
Total interest-bearing liabilities	12,825,729	12,571,432	11,891,573	11,991,843
Accrued interest payable	12,522	12,271	8,723	8,452
Representation and warranty reserve	202,000	161,000	120,000	85,000
Other liabilities	608,372	445,394	537,461	489,395
Total liabilities	13,648,623	13,190,097	12,557,757	12,574,690
Stockholders' Equity
Preferred stock	258,973	257,556	254,732	253,344
Common stock	5,583	5,577	5,558	5,550
Additional paid in capital	1,470,355	1,468,905	1,466,461	1,465,554
Accumulated other comprehensive (loss) income	(2,042)	8,274	(7,819)	(4,074)
Accumulated deficit	(482,270)	(561,963)	(639,216)	(561,035)
Total stockholders' equity	1,250,599	1,178,349	1,079,716	1,159,339
Total liabilities and stockholders' equity	$14,899,222	$14,368,446	$13,637,473	$13,734,029

Flagstar Bancorp, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Interest Income
Loans	$114,158	$115,611	$109,966	$343,677	$310,234
Securities classified as available-for-sale or trading	4,912	6,850	9,626	20,333	26,673
Interest-earning deposits and other	672	462	433	1,546	2,358
Total interest income	119,742	122,923	120,025	365,556	339,265
Interest Expense
Deposits	17,819	18,321	22,679	55,126	74,603
FHLB advances	27,091	27,386	30,121	81,870	90,317
Other	1,753	1,738	1,611	5,270	4,834
Total interest expense	46,663	47,445	54,411	142,266	169,754
Net interest income	73,079	75,478	65,614	223,290	169,511
Provision for loan losses	52,595	58,428	36,690	225,696	113,383
Net interest income (expense) after provision for loan losses	20,484	17,050	28,924	(2,406)	56,128
Non-Interest Income
Loan fees and charges	37,359	34,783	18,383	102,116	49,233
Deposit fees and charges	5,255	5,039	7,953	15,216	23,297
Loan administration	11,099	25,012	(3,478)	74,997	66,308
Gain (loss) on trading securities	237	3,711	20,385	(2,023)	20,414
Loss on transferors' interest	(118)	(1,244)	(186)	(1,771)	(4,825)
Net gain on loan sales	334,427	212,666	103,858	751,945	193,869
Net loss on sales of mortgage servicing rights	(1,332)	(983)	(2,587)	(4,631)	(5,080)
Net gain on securities available-for-sale	2,616	20	—	2,946	—
Net (loss) gain on sale of assets	—	(26)	1,041	—	1,297
Total other-than-temporary impairment (loss) gain	—	(1,707)	51,003	2,810	35,993
Gain (loss) recognized in other comprehensive income before taxes	—	690	(52,325)	(5,002)	(52,899)
Net impairment losses recognized in earnings	—	(1,017)	(1,322)	(2,192)	(16,906)
Representation and warranty reserve - change in estimate	(124,492)	(46,028)	(38,985)	(231,058)	(80,776)
Other fees and charges, net	8,686	8,401	7,489	29,903	20,064
Total non-interest income	273,737	240,334	112,551	735,448	266,895

Flagstar Bancorp, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Non-Interest Expense
Compensation and benefits	67,386	65,402	55,238	198,776	164,701
Commissions	19,888	17,838	10,188	53,193	25,193
Occupancy and equipment	18,833	18,706	17,083	54,490	50,669
Asset resolution	12,487	20,851	34,515	70,108	95,906
Federal insurance premiums	12,643	12,104	10,665	37,071	30,180
Other taxes	2,036	370	647	3,363	2,178
Warrant expense (income)	1,516	(551)	(4,202)	3,513	(7,027)
Loss on extinguishment of debt	15,246	—	—	15,246	—
General and administrative	83,456	34,777	26,557	155,975	67,044
Total non-interest expense	233,491	169,497	150,691	591,735	428,844
Income (loss) before federal income taxes	60,730	87,887	(9,216)	141,307	(105,821)
(Benefit) provision for federal income taxes	(20,380)	500	264	(19,880)	792
Net income (loss)	81,110	87,387	(9,480)	161,187	(106,613)
Preferred stock dividend/accretion (1)	(1,417)	(1,417)	(4,719)	(4,241)	(14,148)
Net income (loss) applicable to common stockholders	$79,693	$85,970	$(14,199)	$156,946	$(120,761)
Income (loss) per share
Basic (2)	$1.37	$1.48	$(0.26)	$2.63	$(2.18)
Diluted (2)	$1.36	$1.47	$(0.26)	$2.61	$(2.18)

(1)
The preferred stock dividend/accretion for the three months ended September 30, 2012 and June 30, 2012 and the nine months ended September 30, 2012, respectively, represents only the accretion. On January 27, 2012, the Company elected to defer payment of dividends and interest on the preferred stock.

(2)	Restated for a one-for-ten reverse stock split announced September 27, 2012 and began trading on October 11, 2012.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Return on average assets	2.10%	2.37%	(0.43)%	1.43%	(1.23)%
Return on average equity	25.78%	31.09%	(4.90)%	18.04%	(13.39)%
Efficiency ratio	67.3%	53.7%	84.6%	61.7%	98.3%
Efficiency ratio (credit-adjusted) (1)	46.9%	41.2%	53.5%	43.8%	64.4%
Equity-to-assets ratio (average for the period)	8.16%	7.62%	8.80%	7.93%	9.20%
Mortgage loans originated (2)	$14,513,635	$12,547,017	$6,926,451	$38,230,061	$16,425,699
Other loans originated	$165,668	$203,584	$322,558	$640,697	$506,430
Mortgage loans sold and securitized	$13,876,626	$12,777,311	$6,782,795	$37,483,736	$16,974,821
Interest rate spread - bank only (3)	1.84%	2.10%	2.02%	2.02%	1.75%
Net interest margin - bank only (4)	2.21%	2.37%	2.30%	2.33%	2.01%
Interest rate spread - consolidated (3)	1.81%	2.08%	2.01%	2.00%	1.74%
Net interest margin - consolidated (4)	2.16%	2.32%	2.25%	2.28%	1.96%
Average common shares outstanding (5)	55,801,692	55,740,558	55,448,945	55,735,095	55,400,025
Average fully diluted shares outstanding (5)	56,233,165	56,182,130	55,448,945	56,083,757	55,400,025
Average interest-earning assets	$13,476,917	$12,943,237	$11,677,994	$13,021,941	$11,483,759
Average interest paying liabilities	$10,737,734	$11,100,307	$10,337,645	$10,943,347	$10,365,972
Average stockholder's equity	$1,236,411	$1,106,224	$1,159,825	$1,160,031	$1,202,923
Charge-offs to average investment loans (annualized)	2.12%	3.24%	1.83%	4.83%	2.36%

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
Equity-to-assets ratio	8.39%	8.20%	7.92%	8.44%
Tier 1 capital ratio (to adjusted total assets) (6)	9.31%	9.07%	8.95%	9.31%
Total risk-based capital ratio (to risk-weighted assets) (6)	17.58%	17.03%	16.64%	17.64%
Book value per common share (5)	$17.76	$16.50	$14.80	$16.30
Number of common shares outstanding (5)	55,828,470	55,772,262	55,577,564	55,501,501
Mortgage loans serviced for others	$82,414.799	$76,192,099	$63,770,676	$56,772,598
Weighted average service fee (basis points)	30.1	30.4	30.8	30.5
Capitalized value of mortgage servicing rights	0.83%	0.84%	0.80%	0.77%
Ratio of allowance for loan losses to non-performing loans held-for-investment (7)	76.5%	66.5%	65.1%	63.4%
Ratio of allowance for loan losses to loans held-for-investment (7)	4.65%	4.38%	4.52%	4.13%
Ratio of non-performing assets to total assets (bank only)	3.48%	3.75%	4.43%	4.09%
Number of bank branches	111	111	113	162
Number of loan origination centers	31	30	27	29
Number of employees (excluding loan officers and account executives)	3,240	3,184	2,839	2,993
Number of loan officers and account executives	336	336	297	306

(1)	See Non-GAAP reconciliation.

(2)	Includes residential first mortgage and second mortgage loans.

(3)
Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest paid on average interest-bearing liabilities for the period.

(4)	Net interest margin is the annualized effect of the net interest income divided by that period's average interest-earning assets.

(5)	Restated for a 1-for-10 reverse stock split announced September 27, 2012 and began trading on October 11, 2012.

(6)	Based on adjusted total assets for purposes of core capital and risk-weighted assets for purposes of total risk-based capital. These ratios are applicable to the Bank only.

(7)	Bank only and does not include non-performing loans held-for-sale.

Loan Originations (Dollars in thousands) (Unaudited)
	For the Three Months Ended
	September 30, 2012		June 30, 2012		September 30, 2011
Consumer loans
Mortgage (1)	$14,513,635	98.8%	$12,547,017	98.4%	$6,926,451	97.6%
Other consumer (2)	8,489	0.1%	6,501	0.1%	4,338	0.1%
Total consumer loans	14,522,124	98.9%	12,553,518	98.5%	6,930,789	97.7%
Commercial loans (3)	157,179	1.1%	197,083	1.5%	318,220	2.3%
Total loan originations	$14,679,303	100.0%	$12,750,601	100.0%	$7,249,009	100.0%

	For the Nine Months Ended
	September 30, 2012		September 30, 2011
Consumer loans
Mortgage (1)	$38,230,061	98.3%	$16,425,699	97.0%
Other consumer (2)	19,469	0.1%	7,991	0.1%
Total consumer loans	38,249,530	98.4%	16,433,690	97.1%
Commercial loans (3)	621,228	1.6%	498,439	2.9%
Total loan originations	$38,870,758	100.0%	$16,932,129	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Other consumer loans include: warehouse lending, HELOC and other consumer loans.

(3)	Commercial loans include: commercial real estate, commercial and industrial and commercial lease financing loans.

Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	September 30, 2012		June 30, 2012		December 31, 2011		September 30, 2011
Consumer loans
Residential first mortgage	$3,086,096	47.1%	$3,102,137	47.4%	$3,749,821	53.1%	$3,828,114	56.2%
Second mortgage	122,286	1.9%	127,434	1.9%	138,912	2.0%	146,501	2.1%
Warehouse lending	1,307,292	20.0%	1,261,442	19.3%	1,173,898	16.7%	995,663	14.6%
HELOC	192,117	2.9%	198,228	3.0%	221,986	3.2%	232,796	3.4%
Other	53,188	0.8%	57,605	0.9%	67,613	1.0%	73,127	1.1%
Total consumer loans	4,760,979	72.7%	4,746,846	72.5%	5,352,230	76.0%	5,276,201	77.4%
Commercial loans
Commercial real estate	1,005,498	15.3%	1,075,015	16.4%	1,242,969	17.7%	1,268,878	18.6%
Commercial and industrial	597,273	9.1%	569,288	8.7%	328,879	4.7%	234,148	3.4%
Commercial lease financing	188,649	2.9%	159,108	2.4%	114,509	1.6%	42,510	0.6%
Total commercial loans	1,791,420	27.3%	1,803,411	27.5%	1,686,357	24.0%	1,545,536	22.6%
Total loans held-for-investment	$6,552,399	100.0%	$6,550,257	100.0%	$7,038,587	100.0%	$6,821,737	100.0%

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Beginning balance	$287,000	$281,000	$274,000	$318,000	$274,000
Provision for loan losses	52,595	58,428	36,690	225,696	113,383
Charge-offs
Consumer loans
Residential first mortgage	(23,999)	(22,570)	(11,233)	(142,001)	(22,517)
Second mortgage	(3,990)	(4,057)	(4,629)	(13,330)	(16,545)
Warehouse lending	—	—	(272)	—	(560)
HELOC	(1,483)	(4,257)	(3,477)	(12,159)	(13,465)
Other	(892)	(728)	(1,208)	(2,810)	(3,813)
Total consumer loans	(30,364)	(31,612)	(20,819)	(170,300)	(56,900)
Commercial loans
Commercial real estate	(15,532)	(31,277)	(9,853)	(91,842)	(55,099)
Commercial and industrial	(12)	(23)	(587)	(1,616)	(644)
Total commercial loans	(15,544)	(31,300)	(10,440)	(93,458)	(55,743)
Total charge-offs	(45,908)	(62,912)	(31,259)	(263,758)	(112,643)
Recoveries
Consumer loans
Residential first mortgage	5,899	6,582	756	13,031	1,251
Second mortgage	428	1,039	371	1,716	1,581
Warehouse lending	—	—	—	—	5
HELOC	44	93	524	394	1,453
Other	448	395	423	1,055	1,284
Total consumer loans	6,819	8,109	2,074	16,196	5,574
Commercial loans
Commercial real estate	4,461	2,344	373	8,797	1,564
Commercial and industrial	33	31	122	69	122
Total commercial loans	4,494	2,375	495	8,866	1,686
Total recoveries	11,313	10,484	2,569	25,062	7,260
Charge-offs, net of recoveries	(34,595)	(52,428)	(28,690)	(238,696)	(105,383)
Ending balance	$305,000	$287,000	$282,000	$305,000	$282,000
Net charge-off ratio (annualized)	2.12%	3.24%	1.83%	4.83%	2.36%

Representation and Warranty Reserve
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(Dollars in thousands)
Balance, beginning of period	$161,000	$142,000	$79,400	$120,000	$79,400
Provision
Charged to gain on sale for current loan sales	6,432	5,643	1,797	17,126	5,511
Charged to representation and warranty reserve - change in estimate	124,492	46,028	38,985	231,058	80,776
Total	130,924	51,671	40,782	248,184	86,287
Charge-offs, net	(89,924)	(32,671)	(35,182)	(166,184)	(80,687)
Balance, end of period	$202,000	$161,000	$85,000	$202,000	$85,000

Composition of Allowance for Loan Losses
(In thousands)
(Unaudited)

September 30, 2012	Collectively Evaluated Reserves (1)	Individually Evaluated Reserves (2)	Total
Consumer loans
Residential first mortgage	$74,950	$129,902	$204,852
Second mortgage	12,478	6,410	18,888
Warehouse lending	1,038	—	1,038
HELOC	15,216	2,340	17,556
Other	2,229	—	2,229
Total consumer loans	105,911	138,652	244,563
Commercial loans
Commercial real estate	47,113	1,722	48,835
Commercial and industrial	8,857	20	8,877
Commercial lease financing	2,725	—	2,725
Total commercial loans	58,695	1,742	60,437
Total allowance for loan losses	$164,606	$140,394	$305,000

June 30, 2012
Consumer loans
Residential first mortgage	$75,887	$99,829	$175,716
Second mortgage	14,654	5,429	20,083
Warehouse lending	1,556	—	1,556
HELOC	15,073	2,780	17,853
Other	2,502	83	2,585
Total consumer loans	109,672	108,121	217,793
Commercial loans
Commercial real estate	48,703	9,704	58,407
Commercial and industrial	8,485	23	8,508
Commercial lease financing	2,292	—	2,292
Total commercial loans	59,480	9,727	69,207
Total allowance for loan losses	$169,152	$117,848	$287,000

(1)
Represents loans collectively evaluated for impairment in accordance with ASC 450-20, Loss Contingencies (formerly FAS 5), and pursuant to amendments by ASU 2010-20 regarding allowance for unimpaired loans.

(2)	Represents loans individually evaluated for impairment in accordance with ASC 310-10, Receivables (formerly FAS 114), and pursuant to amendments by ASU 2010-20 regarding allowance for impaired loans.

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
Non-performing loans held-for-investment	$398,948	$431,599	$488,367	$444,887
Real estate and other non-performing assets, net	119,468	107,235	114,715	113,365
Non‑performing assets held-for-investment, net	518,416	538,834	603,082	558,252
Non-performing loans available-for-sale	2,086	2,430	4,573	3,331
Total non-performing assets including loans available-for-sale	$520,502	$541,264	$607,655	$561,583
Ratio of non-performing assets to total assets (Bank only)	3.48%	3.75%	4.43%	4.09%
Ratio of non-performing loans held-for- investment to loans held-for-investment	6.09%	6.59%	6.94%	6.52%

Asset Quality - Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
September 30, 2012
Consumer loans (1)	$53,919	$26,697	$276,319	$356,935	$4,760,979
Commercial loans (1)	9,563	432	122,629	132,624	1,791,420
Total loans	$63,482	$27,129	$398,948	$489,559	$6,552,399
June 30, 2012
Consumer loans (1)	$62,123	$24,762	$293,474	$380,359	$4,746,846
Commercial loans (1)	1,719	2,345	138,125	142,189	1,803,411
Total loans	$63,842	$27,107	$431,599	$522,548	$6,550,257
December 31, 2011
Consumer loans (1)	$83,670	$41,602	$387,362	$512,634	$5,352,230
Commercial loans (1)	7,464	12,385	101,005	120,854	1,686,357
Total loans	$91,134	$53,987	$488,367	$633,488	$7,038,587
September 30, 2011
Consumer loans (1)	$91,318	$46,023	$352,429	$489,770	$5,276,201
Commercial loans (1)	13,699	10,454	92,458	116,611	1,545,536
Total loans	$105,017	$56,477	$444,887	$606,381	$6,821,737

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC, and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Troubled Debt Restructurings
(Dollars in thousands)
(Unaudited)

	TDRs
	Performing	Non-performing	Total
September 30, 2012	(Dollars in thousands)
Consumer loans	$612,956	$106,250	$719,206
Commercial loans	1,329	3,230	4,559
Total TDRs	$614,285	$109,480	$723,765

June 30, 2012
Consumer loans	$574,359	$126,312	$700,671
Commercial loans	1,738	6,776	8,514
Total TDRs	$576,097	$133,088	$709,185

December 31, 2011
Consumer loans	$499,438	$167,076	$666,514
Commercial loans	17,737	29,509	47,246
Total TDRs	$517,175	$196,585	$713,760

September 30, 2011
Consumer loans	$492,486	$137,942	$630,428
Commercial loans	21,318	26,861	48,179
Total TDRs	$513,804	$164,803	$678,607

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	September 30, 2012		June 30, 2012		September 30, 2011
Description	(000's)	bps	(000's)	bps	(000's)	bps
Valuation gain (loss)
Value of interest rate locks	$97,176	73	$64,123	50	$79,078	117
Value of forward sales	(91,329)	(68)	(47,126)	(37)	(52,573)	(78)
Fair value of loans held-for-sale	273,270	198	176,741	138	132,285	195
Total valuation gains	279,117	203	193,738	151	158,790	234

Sales gains (losses)
Marketing gains, net of adjustments	218,262	157	180,691	141	94,942	140
Pair-off (losses) gains	(156,520)	(113)	(156,120)	(122)	(148,078)	(218)
Provision for representation and warranty reserve	(6,432)	(5)	(5,643)	(4)	(1,796)	(3)
Total sales gains	55,310	39	18,928	15	(54,932)	(81)
Total gain on loan sales and securitizations	$334,427	242	$212,666	166	$103,858	153
Total mortgage rate lock commitments	$18,089,000		$17,534,000		$13,097,000
Total loan sales and securitizations	$13,876,626		$12,777,311		$6,782,795

	For the Nine Months Ended
	September 30, 2012		September 30, 2011
Description	(000's)	bps	(000's)	bps
Valuation gain (loss)
Value of interest rate locks	$158,599	86	$75,602	45
Value of forward sales	(94,645)	(68)	(96,591)	(57)
Fair value of loans held-for-sale	571,075	152	259,367	152
LOCOM adjustments on loans held-for-investment	(21)	—	16	—
Total valuation gains	635,008	170	238,394	140

Sales gains (losses)
Marketing gains, net of adjustments	530,466	142	117,558	69
Pair-off (losses) gains	(396,403)	(106)	(156,572)	(92)
Provision for representation and warranty reserve	(17,126)	(5)	(5,511)	(3)
Total sales gains	116,937	31	(44,525)	(26)
Total gain on loan sales and securitizations	$751,945	201	$193,869	114
Total mortgage rate lock commitments	$50,489,000		$25,051,000
Total loan sales and securitizations	$37,483,736		$16,974,821

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	September 30, 2012		June 30, 2012		September 30, 2011
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$3,301,860	3.70%	$2,977,233	3.91%	$2,041,173	4.35%
Loans repurchased with government guarantees	2,070,813	2.98%	2,067,022	3.36%	1,790,464	3.34%
Loans held-for-investment
Consumer loans (1)	4,717,672	4.32%	4,635,259	4.38%	4,857,771	4.54%
Commercial loans (1)	1,815,897	3.67%	1,835,897	3.97%	1,429,449	4.82%
Loans held-for-investment	6,533,569	4.14%	6,471,156	4.27%	6,287,220	4.60%
Securities classified as available-for-sale or trading	505,361	3.89%	642,389	4.27%	840,490	4.58%
Interest-earning deposits and other	1,065,314	0.25%	785,437	0.24%	718,647	0.24%
Total interest-earning assets	13,476,917	3.54%	12,943,237	3.80%	11,677,994	4.09%
Other assets	1,680,208		1,571,239		1,503,828
Total assets	$15,157,125		$14,514,476		$13,181,822
Interest-Bearing Liabilities
Demand deposits	$364,612	0.27%	$361,916	0.24%	$401,647	0.31%
Savings deposits	1,768,897	0.65%	1,829,592	0.75%	1,250,844	0.73%
Money market deposits	457,425	0.46%	482,296	0.49%	580,508	0.65%
Certificate of deposits	3,227,201	1.21%	3,113,134	1.27%	2,811,458	1.72%
Total retail deposits	5,818,135	0.92%	5,786,938	0.98%	5,044,457	1.24%
Demand deposits	107,944	0.48%	95,805	0.49%	84,114	0.54%
Savings deposits	291,046	0.55%	272,119	0.56%	485,815	0.65%
Certificate of deposits	375,922	0.64%	361,315	0.66%	289,063	0.54%
Total government deposits	774,912	0.58%	729,239	0.60%	858,992	0.60%
Wholesale deposits	334,595	3.77%	339,018	3.78%	657,557	3.41%
Total deposits	6,927,642	1.02%	6,855,195	1.07%	6,561,006	1.37%
FHLB advances	3,561,532	3.03%	3,996,527	2.76%	3,528,054	3.39%
Other	248,560	2.81%	248,585	2.81%	248,585	2.57%
Total interest-bearing liabilities	10,737,734	1.73%	11,100,307	1.72%	10,337,645	2.09%
Other liabilities (2)	3,182,980		2,307,945		1,684,352
Stockholder's equity	1,236,411		1,106,224		1,159,825
Total liabilities and stockholder's equity	$15,157,125		$14,514,476		$13,181,822

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	For the Nine Months Ended
	September 30, 2012		September 30, 2011
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$2,892,439	3.87%	$1,746,202	4.48%
Loans repurchased with government guarantees	2,053,455	3.24%	1,763,055	3.10%
Loans held-for-investment
Consumer loans (1)	4,781,021	4.35%	4,675,795	4.66%
Commercial loans (1)	1,802,619	3.95%	1,290,474	4.84%
Loans held-for-investment	6,583,640	4.24%	5,966,269	4.70%
Securities classified as available-for-sale or trading	644,166	4.21%	732,316	4.86%
Interest-earning deposits and other	848,241	0.24%	1,275,917	0.25%
Total interest-earning assets	13,021,941	3.74%	11,483,759	3.93%
Other assets	1,606,255		1,593,237
Total assets	$14,628,196		$13,076,996
Interest-Bearing Liabilities
Demand deposits	$357,715	0.26%	$403,236	0.34%
Savings deposits	1,736,348	0.74%	1,170,057	0.80%
Money market deposits	475,477	0.50%	572,041	0.72%
Certificate of deposits	3,142,051	1.28%	2,998,440	1.82%
Total retail deposits	5,711,591	0.98%	5,143,774	1.35%
Demand deposits	100,850	0.49%	76,160	0.54%
Savings deposits	277,970	0.56%	425,998	0.65%
Certificate of deposits	376,628	0.65%	259,573	0.63%
Total government deposits	755,448	0.60%	761,731	0.63%
Wholesale deposits	343,682	3.77%	745,879	3.40%
Total deposits	6,810,721	1.08%	6,651,384	1.50%
FHLB advances	3,884,049	2.82%	3,465,986	3.48%
Other	248,577	2.83%	248,602	2.60%
Total interest-bearing liabilities	10,943,347	1.74%	10,365,972	2.19%
Other liabilities (2)	2,524,818		1,508,101
Stockholder's equity	1,160,031		1,202,923
Total liabilities and stockholder's equity	$14,628,196		$13,076,996

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

Non-GAAP Reconciliation
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Pre-tax, pre-credit-cost revenue
Income (loss) before tax provision	$60,730	$87,887	$(9,216)	$141,307	$(105,821)
Add back
Provision for loan losses	52,595	58,428	36,690	225,696	113,383
Asset resolution	12,487	20,851	34,515	70,108	95,906
Other than temporary impairment on AFS investments	—	1,017	1,322	2,192	16,906
Representation and warranty reserve - change in estimate	124,492	46,028	38,985	231,058	80,776
Write down of residual interest	118	1,244	186	1,771	4,825
Total credit-related costs	189,692	127,568	111,698	530,825	311,796
Pre-tax, pre-credit-cost net revenue	$250,422	$215,455	$102,482	$672,132	$205,975

Efficiency ratio (credit-adjusted)
Net interest income (a)	$73,079	$75,478	$65,614	$223,290	$169,511
Non-interest income (b)	273,737	240,334	112,551	735,448	266,895
Add: Representation and warranty reserve - change in estimate (d)	124,492	46,028	38,985	231,058	80,776
Adjusted income	471,308	361,840	217,150	1,189,796	517,182
Non-interest expense (c)	233,491	169,497	150,691	591,735	428,844
Less: Asset resolution expense (e)	(12,487)	(20,851)	(34,515)	(70,108)	(95,906)
Adjusted non-interest expense	$221,004	$148,646	$116,176	$521,627	$332,938
Efficiency ratio (c/(a+b))	67.3%	53.7%	84.6%	61.7%	98.3%
Efficiency ratio (credit-adjusted) ((c-e)/((a+b)+d)))	46.9%	41.2%	53.5%	43.8%	64.4%

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
Non-performing assets / Tier 1 capital + allowance for loan losses
Non-performing assets	$518,416	$538,834	$603,082	558,252
Tier 1 capital (to adjusted total assets) (1)	$1,379,701	$1,295,962	$1,215,220	1,273,929
Allowance for loan losses	305,000	287,000	318,000	282,000
Tier 1 capital + allowance for loan losses	$1,684,701	$1,582,962	$1,533,220	1,555,929
Non-performing assets / Tier 1 capital + allowance for loan losses	30.8%	34.0%	39.3%	35.9%

Tier 1 common (to risk-weighted assets)
Tier 1 capital (to adjusted total assets) (1)	$1,379,701	$1,295,962	$1,215,220	$1,273,929
Adjustments
Preferred stock	(266,657)	(266,657)	(266,657)	(266,657)
Qualifying trust preferred securities	(240,000)	(240,000)	(240,000)	(240,000)
Tier 1 common	873,044	789,305	708,563	767,272
Total risk-weighted assets (2)	$8,461,130	$8,224,348	$7,905,062	$7,782,666
Tier 1 common (to risk-weighted assets) ratio	10.32%	9.60%	8.96%	9.86%

(1)    Represents Tier 1 capital for Bank.

(2)
Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.